Exhibit 10

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), made and effective as of November 23, 2007, is entered into by and between ComCam, Inc., a Delaware corporation (the “Parent”) and ComCam International, Inc., a Delaware corporation (the “Subsidiary”).

WITNESSETH, WHEREAS the Parent currently owns 100% of the outstanding common stock of the Subsidiary, which is the only issued and outstanding class of capital stock of the Subsidiary; and

WHEREAS, the Board of Directors of the Parent has determined that it is in the best interest of the Parent to distribute its entire ownership interest in the Subsidiary through a pro-rata distribution of all the outstanding common shares of the Subsidiary to the holders of the Parent’s common stock in the form of a dividend pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”); and

WHEREAS, the Distribution is intended to qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986; and

WHEREAS, the parties hereto intend this agreement to set forth the principal terms and arrangements among and between them regarding the Distribution.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Distribution. The Parent’s Board of Directors, as of the date of this Agreement, has authorized the Distribution, payable to shareholders of record of the Parent as of the Record Date and entitled to shareholders of record of the Parent as of the Dividend Date. The Distribution shall be pro rata, so that shareholders of the Parent have the same proportionate interest and ownership in the Subsidiary as held by them in the Parent immediately prior to the Dividend Date of this spin-off. The Distribution also shall be conducted to qualify as a tax-free spin-off.

2.	Governing Dates.

a)

Record Date – the close of business on December 7, 2007, being the date for determining the holders of the Parent’s common stock that will receive common shares of the Subsidiary in the Distribution, as well as the date for determining the registered holders of the Parent’s common stock that will receive an information statement regarding the Distribution.

b)

Dividend Date – the close of business on December 28, 2007, being the date for determining the holders of the Parent’s common stock that are entitled to the common shares of the Subsidiary in the Distribution, as well as being the date when the Parent and the Subsidiary are effectively separated.

c)

Ex-Dividend Date – the close of business on or about December 31, 2007, as determined by NASDAQ, the date when the Subsidiary’s common shares are distributed to the Parent’s shareholders as of the Record Date.

3.          Distribution Ratio. Shareholders of the Parent will receive in the Distribution that number of common shares of the Subsidiary which is equal to one (1) common share of the Subsidiary for each twenty (20) common shares of the Parent held by them as of the close of business on the Record Date. No fractional shares or payment therefore shall be made incident to the Distribution; rather any fractional shares of the Subsidiary to be received by the Parent’s shareholders shall be rounded up to the next whole share.

Exhibit 10

4.	Conditions to Distribution. The consummation of the Distribution will be subject to the following:

a)

A minimum of ten (10) days prior to the Dividend Date, the parties hereto will prepare and mail to the registered shareholders of the Parent on the Record Date, such information regarding the Subsidiary and the Distribution as the parties reasonably determine and as may be required by law.

b)	Prior to the Dividend Date, the Parent will file with the Securities and Exchange Commission any such documentation that the Parent determines is necessary or desirable to effect the Distribution.
c)

Prior to the Dividend date, the Parent shall sell or convey all of its assets and rights, intellectual property, and any other tangible or intangible property related to the Subsidiary’s products, to the Subsidiary.

d)

No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of the Subsidiary will have occurred or failed to occur that prevents the consummation of the Distribution.

5.          Status of Parties on Dividend Date. As of the close of business on the Dividend date, the following actions shall take place:

a)	The Subsidiary will no longer be a subsidiary of the Parent.
b)	The management of the Parent and the Subsidiary shall remain intact as before the Dividend Date.

6.          Liabilities as of Dividend Date. All liabilities of the Parent which exist as of the Dividend Date and which do not relate to the Subsidiary’s business shall continue to be obligations of the Parent subsequent to the Dividend Date.

7.	Certain Shareholder Matters.

a)

As of the Ex-Dividend Date hereof, the Parent will instruct the Parent’s transfer agent to deliver to the Subsidiary’s transfer agent the shares of the Subsidiary. Such transfer agent shall then distribute on the Ex-Dividend, or as soon as reasonably practicable thereafter, the appropriate number of common shares of the Subsidiary to each shareholder of the Parent as of the Ex-Dividend Date. For shareholders who hold shares of the Parent through a broker or other nominee, their Subsidiary’s common shares will be credited to their respective accounts by such broker or nominee.

b)

Each shareholder of the Parent on the Dividend Date will be entitled to receive in the Distribution that number of common shares of the Subsidiary equal to one (1) share of the Subsidiary’s common stock for each twenty (20) shares of the Parent common stock held by them, provided that any fractional shares shall be rounded up to the next whole share. No cash payment will be made for any fractional shares.

c)

Each shareholder of the Parent that purchases shares of the Parent’s common stock between the Record Date and the Dividend Date shall provide the previous shareholder with a due bill to receive their entitled shares of common stock.

d)

This spin-off distribution of the Subsidiary’s common stock to the shareholders of the Parent shall not require any action, vote, or other matter to be taken by any shareholder of the Parent in order to become effective as set forth in this Agreement.

Exhibit 10

8.          Survival of Agreement. All covenants, conditions and agreements of the parties hereto contained in this Agreement shall survive the Dividend Date and Ex-Dividend Date in accordance with their respective terms.

9.          Further Assurances. In addition to the actions specifically provided for in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

10.        Corporate Records and Information. Prior to or as promptly as practicable after the Dividend Date or from time to time as reasonably requested by the Subsidiary, the Parent shall deliver to the Subsidiary (i) any corporate books and records of the Subsidiary in the possession of the Parent; (ii) originals or copies of those records and documents of the Parent primarily related to the business of the Subsidiary; and (iii) any accounts or financial records relating to the business of the Subsidiary. From and after the Dividend Date, all such books, records and copies, whether or not then delivered, shall be the property of the Subsidiary. The Parent may retain copies of any original books and records delivered by it to the Subsidiary, provided that any proprietary information or other intellectual property information therein shall be kept confidential by the Parent.

After the Dividend Date, each of the Parent and the Subsidiary shall afford to the other and to the other’s representative(s), commercially reasonable access during normal business hours to all information developed or obtained prior to the Dividend Date within such party’s possession relating to the other party or its business. For example, information may be requested for audit, accounting, litigation, tax returns, or disclosure and reporting obligations with governmental agencies. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business.

11.        Confidentiality. From and after the Dividend Date of this Agreement, each of the Parent and the Subsidiary shall hold, and shall use its commercially reasonable efforts to cause its employees, agents and representatives to hold, in strict confidence all information concerning or belonging to the other party obtained by it prior to the Dividend Date or furnished to it by such other party incident to this Agreement, and shall not release or disclose any of such information to any other person unless consented to by the other party; provided, however, that the Parent and the Subsidiary and their employees, agents or representatives may disclose such information to the extent that (a) disclosure is compelled by judicial or administrative process or other requirements of law, (b) such party can show that the information was available from third party sources on a nonconfidential basis, (c) such information was available in the public domain, and/or (d) such information is independently discovered or developed after the Dividend Date of this agreement.

12.	Miscellaneous.

a)

Complete Agreement. This Agreement shall constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, understandings and similar matters, whether written or oral, with respect to such subject matter.

b)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
c)	Amendment. This Agreement may only be amended, modified or supplemented by a writing signed by both parties hereto.

Exhibit 10

d)

Successors and Assigns. This Agreement and all of the provisions, terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and any successors, but neither this Agreement nor any of the rights, interests and obligations created hereunder shall be assigned by any party hereto.

e)

Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent thereof without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The “Parent”:

ComCam, Inc.

/s/ Don Gilbreath

Don Gilbreath

Chief Executive Officer

The “Subsidiary”:

ComCam International, Inc.

/s/ Robert Beatty

Robert Beatty

On behalf of the Board of Directors of ComCam International, Inc.